EXHIBIT 99.1

Transcontinental Realty Reports 2005 Second Quarter Results

DALLAS (Aug. 16, 2005) -- Transcontinental Realty Investors, Inc. (NYSE: TCI), a Dallas-based real estate investment company, today reported a net loss of $3.7 million and a net gain of $576,000, or $(.47) and $.07 per share for the three and six months ended June 30, 2005, compared to a net loss of $3.0 million and $1.0 million, or $(.38) and $(.12) per share for the same periods in 2004.

Income items for the three and six months ended June 30, 2005, compared to the same period in 2004, included:

  Rental income of $26.2 and $50.0 million, compared to $21.8 and $42.7 million in 2004, the three and six month increases for 2005 are due to additional rental income from the completion of new apartment construction projects and from increased occupancy and room revenues from TCI's hotels. These gains were offset by a decrease in commercial revenues due to lower occupancies.

  The gain on sales of land of $2.4 million for the three and six months ending 2005, compared to $2.1 million for the six months ending 2004.

  Interest income of $1.1 million and $1.9 million, compared to $1.2 and $1.6 million in 2004. The six month increase is primarily due to additional interest from an increase in the outstanding notes receivable balances from June 2004 and from additional interest on variable rate notes due to increases in the prime rate during 2005.

  A gain on foreign currency transaction of $228,000 for the three and six months ending 2005, compared to $1.2 million for the three and six months ending 2004. These gains result in converting TCI's Hotel Akademia's long-term debt from the Euro into Polish Zlotys.

  Dividends received of $234,000 for the three and six months ending in 2005.

  Equity in the income/(loss) of equity investees of $(45,000) and $1.1 million, as compared to $(939,000) and $(1.5) million in 2004.

Expenses for the three and six months ended June 30, 2005, compared to the same period in 2004, included:

  Operating expenses of $16.4 and $31.7 million, compared to $13.8 and $27.2 million in 2004. The three and six month increases for 2005 are primarily due to the completion of new apartment construction projects, offset by lower commercial expenses due to lower occupancies.

  Interest expense of $9.9 and $18.7 million, compared to $7.1 and $14.5 million in 2004. The three and six month increases for 2005 are primarily due to new debt incurred from the completion of new apartment construction projects, plus additional interest from land loans due to new land purchases in 2004 and 2005.

  Depreciation expense of $4.0 and $7.9 million, which approximated the $3.9 and $7.7 million in 2004.

  General and administrative expenses of $1.9 and $3.4 million, compared to $1.0 and $3.9 million in 2004. The three months ending in 2005 were primarily higher due to state and franchise tax and legal fees, offset by lower professional and consulting fees and rent expense.

Net income from discontinued operations before income taxes for the three and six months ended June 30, 2005, compared to the same period in 2004, included:

  Loss from operations of $1.1 million and $1.7 million, compared to losses of $777,000 and $1.7 million in 2004.

  Equity in investees gains on sale of real estate of $436,000 and $1.5 million in 2004.

  Asset impairment of $1.6 million for the three and six months ending June 2005. The asset impairment was recorded to write-down the value of two apartments under contract to sell. There was no asset impairment in 2004.

  Gain on sale of operations of $2.9 and $13.2 million, as compared to $1.8 and $10.6 million in 2004.

About Transcontinental Realty Investors, Inc.,

Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, invests in real estate through direct equity ownership and partnerships nationwide. For more information, go to the web site at www.transconrealty-invest.com.

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TRANSCONTINENTAL REALTY INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share)

For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2005	2004	2005	2004

Property revenue:
Rents	$ 26,164	$ 21,811	$ 50,002	$ 42,678
Property operations	16,406	13,787	31,673	27,223
Operating income	9,758	8,024	18,329	15,455

Land Operations:
Sales	7,674	--	8,677	28,462
Cost of Sales	5,280	--	6,273	21,374
Deferred Gain on Sale	--	--	--	4,982
Gain on Sales	2,394	--	2,404	2,106

Other income (loss):
Interest	1,051	1,155	1,897	1,554
Gain on foreign currency transaction	228	1,249	228	1,249
Dividends received	234	--	234	--
Equity in income/(loss) of equity investees	(45)	(939)	1,146	(1,510)
	1,468	1,465	3,505	1,293
Other expense:
Interest	9,917	7,147	18,698	14,505
Depreciation	3,998	3,912	7,910	7,705
Advisory fee to affiliate	1,785	1,604	3,538	3,243
Net income fee to affiliate	(325)	(79)	--	--
General and administrative	1,911	972	3,394	3,929
Minority interest	181	388	26	713
	17,467	13,944	33,566	30,095

Net loss from continuing operations before taxes	(3,847)	(4,455)	(9,328)	(11,241)
Add: Income tax benefit	1,346	1,559	3,265	3,934
Net loss from continuing operations	(2,501)	(2,896)	(6,063)	(7,307)

Net income/(loss) from discontinued operations before taxes	179	1,468	10,009	10,317
Less: Income tax expense	(1,346)	(1,559)	(3,265)	(3,934)
Net income/(loss) from discontinued operations	(1,167)	(91)	6,744	6,383

Net income (loss)	(3,668)	(2,987)	681	(924)
Preferred dividend requirement	(53)	(53)	(105)	(105)
Net income (loss) applicable to common shares	$ (3,721)	$ (3,040)	$ 576	$ (1,029)

Basic and Diluted Earnings Per Share:
Net loss from continuing operations	$ (.32)	$ (.37)	$ (.78)	$ (.90)
Discontinued Operations	(.15)	(.01)	.85	.78
Net income (loss) applicable to commons shares	$ (.47)	$ (.38)	$ .07	$ (.12)

Weighted average common shares used to compute earnings per share	7,900,869	8,113,669	7,900,869	8,113,669